UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Arris Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARRIS GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 24, 2006
To the Stockholders of ARRIS Group, Inc.:
      The Annual Meeting of Stockholders of ARRIS Group, Inc. will be held at the Company’s corporate headquarters, located at 3871 Lakefield Drive, Suwanee, Georgia, on Wednesday, May 24, 2006 at 10:00 a.m. local time, for the purposes of:

(a)	electing seven directors,

(b)	approving performance goals with respect to the Company’s (i) 2001 Stock Incentive Plan, (ii) 2004 Stock Incentive Plan, and (iii) Management Incentive Plan,

(c)	approving the retention of Ernst & Young LLP as the independent registered public accounting firm for ARRIS Group, Inc. for 2006, and

(d)	transacting such other business as may be brought before the meeting or any adjournment(s) thereof.
      It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to vote, sign, date, and promptly return the enclosed proxy in the envelope provided.
      The Board of Directors has fixed the close of business on April 7, 2006, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof. A complete list of the stockholders entitled to vote at the meeting will be open for examination at the Company’s corporate headquarters by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting and at the meeting.
      A copy of ARRIS Group, Inc.’s Annual Report to Stockholders for the fiscal year ended December 31, 2005, is enclosed. Additional copies of this report may be obtained without charge by writing the Secretary of ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, Georgia 30024.

BY ORDER OF THE BOARD OF DIRECTORS

Lawrence A. Margolis,
Secretary
Suwanee, Georgia
April 17, 2006

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
OF ARRIS GROUP, INC.
To Be Held May 24, 2006
      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of ARRIS Group, Inc., a Delaware corporation. The Company’s corporate headquarters is located at 3871 Lakefield Drive, Suwanee, Georgia 30024 (telephone 770-622-8400). This proxy statement and form of proxy are first being mailed to stockholders on or about April 21, 2006. Proxies solicited by the Board of Directors of the Company are to be voted at the Annual Meeting of Stockholders of the Company to be held on May 24, 2006 at 10:00 a.m. local time at the Company’s corporate headquarters, 3871 Lakefield Drive, Suwanee, Georgia and any adjournment(s) thereof.
      This solicitation is being made by mail, although directors, officers and regular employees of the Company may solicit proxies from stockholders personally or by telephone or letter. The costs of this solicitation will be borne by the Company. The Company may request brokerage houses, nominees or fiduciaries and other custodians to forward proxy materials to their customers and will reimburse them for their reasonable expenses in so doing. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation for a fee of $6,000 plus expenses.
VOTING
      Shares of Common Stock of the Company represented by proxies in the accompanying form, which are properly executed and returned to the Company (and which are not effectively revoked), will be voted at the meeting in accordance with the stockholders’ instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted IN FAVOR OF the election as directors of the nominees listed herein, IN FAVOR OFapproving the performance goals under the Company’s 2001 Stock Incentive Plan, IN FAVOR OF approving the performance goals under the Company’s 2004 Stock Incentive Plan, IN FAVOR OF approving the performance goals under the Company’s Management Incentive Plan, IN FAVOR OF approving the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2006, and in the discretion of the appointed proxies, upon such other business as may properly be brought before the meeting. The performance goals for each plan will be voted upon separately.
      Each stockholder has the power to revoke his or her proxy at any time before it is voted by (1) delivering to the Company, prior to or at the meeting, written notice of revocation or a later dated proxy or (2) attending the meeting and voting his or her shares in person.
      The Board of Directors has fixed the close of business on April 7, 2006, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof. As of that date, 106,689,653 shares of Common Stock were outstanding. Each holder of Common Stock is entitled to one vote per share.
      A quorum, which is a majority of the outstanding shares of Common Stock as of the record date, must be present in order to hold the meeting. Your shares will be counted as being present at the meeting if you appear in person at the meeting or if you submit a properly executed proxy.
      In the absence of controlling precedent to the contrary, the Company intends to treat broker non-votes in the following manner. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring the approval of a majority of the shares of Common Stock present or represented by proxy and entitled to vote. Proxies which contain a broker non-vote are counted towards a quorum and voted on the matters indicated.
      If a quorum is present, the votes required to approve the various matters presented to stockholders at the meeting shall be as follows:

•	Election of Directors — Election requires a plurality of the votes of the shares represented at the meeting. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

•	Approval of performance goals for the Company’s 2001 Stock Incentive Plan, 2004 Stock Incentive Plan and Management Incentive Plan — Approval of the performance goals for each of these plans requires the affirmative vote of holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal, although they will count toward the presence of a quorum.

•	Approval of Retention of Ernst & Young LLP as the Independent Registered Public Accounting Firm — Approval of the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2006 requires the affirmative vote of holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal, although they will count toward the presence of a quorum.
ELECTION OF DIRECTORS
      In the absence of contrary instructions, the proxies received will be voted for the election as directors of the nominees listed below, all of whom presently serve on the Board of Directors, to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Although the Board of Directors does not contemplate that any nominee will decline or be unable to serve as director, in either such event the proxies will be voted for another person selected by the Board of Directors, unless the Board acts to reduce the size of the Board of Directors in accordance with the provisions of ARRIS’ by-laws. The current number of Directors has been set by the Board at seven. Upon his re-election at this year’s Annual Meeting, Mr. Stanzione will serve as Chairman of the Board.
NOMINEES TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2007

Name:	Alex B. Best
Age:	65
Director since:	2003
ARRIS Board Committee:	Compensation Committee and Nominating Committee
Principal occupation and recent business experience:	Prior to his retirement in 2000, Mr. Best was the Executive Vice President of Cox Communications, Inc. From 1986 through 1999, he served as the Vice President of Engineering of Cox. Since 2000, Mr. Best has continued to consult for Cox on a part- time basis. From 1966 through 1986, Mr. Best worked for Scientific Atlanta and was involved in nearly every aspect of its cable television product development and business applications. Mr. Best served as Chairman of the National Cable Television Association’s Engineering Advisory Committee from 1995 until 2000.
Other directorships:	Concurrent Computer Corporation

Name:	Harry L. Bosco
Age:	60
Director since:	2002
ARRIS Board Committee:	Audit Committee and Nominating Committee
Principal occupation and recent business experience:	Since 2000, Mr. Bosco has served as the Chief Executive Officer, President and a Director of OpNext, Inc., an optical component company privately owned by Hitachi Ltd. and Clarity Partners. From 1965 to 2000, Mr. Bosco held numerous senior management positions within Lucent Technologies, formerly Bell Labs.

Name:	John Anderson Craig
Age:	63
Director since	1998
ARRIS Board Committee:	Audit Committee and Compensation Committee
Principal occupation and recent business experience:	Mr. Craig is a business consultant. From 1999 through 2000, Mr. Craig was Chief Marketing Officer of Nortel Networks, Inc. From 1981 to 1999, he held numerous senior management positions within Northern Telecom Inc., now known as Nortel Networks Inc.
Other directorships:	Bell Canada International and CAE, Inc.

Name:	Matthew B. Kearney
Age:	66
Director since:	2003
ARRIS Board Committee:	Audit Committee
Principal occupation and recent business experience:	Prior to his retirement in 1997, Mr. Kearney was the Chief Financial Officer of Griffin Gaming & Entertainment, Inc. (formerly Resorts International, Inc.). Mr. Kearney also served as President of Griffin Gaming & Entertainment, Inc. from 1993 through 1995. Prior to joining Resorts International, Inc., Mr. Kearney worked in public accounting for Price Waterhouse & Co. Mr. Kearney is a CPA (inactive) in New York and Florida.

Name:	William H. Lambert
Age:	69
Director since:	1997
ARRIS Board Committee:	Compensation Committee (Chair) and Nominating Committee
Principal occupation and recent business experience:	Mr. Lambert is retired. From 1988 to 1997, Mr. Lambert served as the Chairman, President and Chief Executive Officer of TSX Corporation, which was acquired by ARRIS in 1997. Mr. Lambert has been a private investor since 1998.

Name:	John R. Petty
Age:	75
Director since:	1993
ARRIS Board Committee:	Audit Committee (Chair) and Nominating Committee. Mr. Petty is also the lead independent director.
Principal occupation and recent business experience:	Mr. Petty is the Chairman and CEO of TECSEC Incorporated, a data security company. Mr. Petty also serves as the Chairman of Federal National Payables, Inc., Federal National Commercial, Inc., and Federal National Services, Inc., since 1992. Mr. Petty has been a private investor since 1988.

Name:	Robert J. Stanzione
Age:	58
Director since:	1998
ARRIS Board Committee	None
Principal occupation and recent business experience:	Mr. Stanzione has been Chief Executive Officer of the Company since 2000. From 1998 through 1999, Mr. Stanzione was President and Chief Operating Officer of the Company. Mr. Stanzione has been Chairman of the Board of Directors since 2003. From 1995 to 1997, he was President and Chief Executive Officer of Arris Interactive L.L.C. From 1969 to 1995, he held various positions with AT&T Corporation.
Other directorships:	National Cable & Telecommunications Association (NCTA) and Symmetricom, Inc

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITS
NOMINEES LISTED AS DIRECTORS.
APPROVAL OF PERFORMANCE GOALS
      The Board of Directors is asking the Company’s stockholders to approve the performance goals with respect to three of the Company’s benefit plans. Under Section 162(m) of the Internal Revenue Code, the Company’s tax deduction for compensation paid to designated executives is limited to $1 million per executive (“Limit”). These executives include the Chief Executive Officer and the next four highest compensated officers of the Company listed in this proxy statement. In general, the Limit applies to all forms of compensation unless the compensation qualifies for an exception for “performance-based” compensation. In order to qualify as performance-based, compensation other than stock options, stock appreciation rights and similar items must satisfy certain conditions, those being: (i) the compensation must be paid solely because the executive has attained one or more performance goals; (ii) an independent compensation committee must set the performance goals before commencement of the executive services providing the basis for the award (or within 90 days of such commencement), e.g., performance goals for a fiscal year would need to be established within 90 days after the beginning of the year; (iii) before the compensation is paid, shareholders must approve the material terms of the performance goals (but not the actual quantitative or other goals themselves, sometimes called “performance criteria”); and (iv) before the compensation is paid, the compensation committee must certify that the performance goals were met. In addition, the performance goals must be re-approved by the Company’s stockholders at least once every five years.

2001 Stock Incentive Plan
      In 2001 the Company and its stockholders approved the 2001 Stock Incentive Plan. Under the Plan, the Compensation Committee of the Company’s Board of Directors can issue stock options (including incentive stock options), stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units, and dividend equivalent rights, and reload options to purchase additional shares if shares are delivered in payment of any other option. When the Company sought stockholder approval of the 2001 Stock Incentive Plan, it did not seek approval for the performance goals because, at that time, its compensation practice was to use options — which do not need shareholder approved performance criteria — rather than restricted stock as incentive compensation. Key employees, active consultants and directors of the Company are eligible to receive awards pursuant to the 2001 Stock Incentive Plan, and there are approximately 0.7 million shares eligible for future grants, subject to increase as the result of forfeitures and shares withheld for the payment of withholding taxes. A copy of the 2001 Stock Incentive Plan is attached to this proxy statement as Appendix A.
      In making grants under the 2001 Stock Incentive Plan, the Compensation Committee may condition awards based upon the attainment of one or more of the following performance goals: (i) revenue; (ii) earnings before interest, taxes, depreciation, and amortization; (iii) cash earnings; (iv) operating income; (v) pre- or after-tax income; (vi) earnings per share; (vii) net cash flow; (viii) net cash flow per share; (ix) return on equity; (x) return on total capital; (xi) return on sales; (xii) return on net assets employed; (xiii) return on assets; economic value added (or an equivalent metric); (xiv) share price performance; (xv) total shareholder return; (xvi) improvement in or attainment of expense levels; and (xvii) improvement in or attainment of working capital levels. Performance criteria may be related to a specific customer, a group of customers or a geographic region. Performance goals may be measured solely on a corporate, subsidiary or division basis, or a combination thereof. Performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement may exclude any extraordinary, nonrecurring items. In each case, the Compensation Committee would select one or more performance goals and then determine the appropriate financial or other objective that should apply to the performance goal.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE
PERFORMANCE GOALS UNDER THE 2001 STOCK INCENTIVE PLAN.
2004 Stock Incentive Plan
      In 2004 the Company and its stockholders approved the 2004 Stock Incentive Plan. Under the 2004 Stock Incentive Plan, the Company can issue stock options (including incentive stock options), stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units, and dividend equivalent rights, and reload options to purchase additional shares if shares are delivered in payment of any other option. When the Company sought stockholder approval of the 2004 Stock Incentive Plan, it did not seek approval for the performance goals because, at that time, its compensation practice was to use options — which do not need shareholder approved performance criteria  — rather than restricted stock as incentive compensation. Key employees, active consultants and directors of the Company are eligible to receive awards pursuant to the 2001 Stock Incentive Plan, and there are approximately 4.5 million shares eligible for future grants, subject to increase as the result of forfeitures and shares withheld for the payment of withholding taxes. A copy of the Company’s 2004 Stock Incentive Plan is attached to this proxy statement as Appendix B.
      The performance goals for the 2004 Stock Incentive Plan are identical to the performance goals of the 2001 Stock Incentive Plan.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE
PERFORMANCE GOALS UNDER THE 2004 STOCK INCENTIVE PLAN.

Management Incentive Plan
      In 2001 the Company’s predecessor, Broadband Parent Corporation, and the stockholders of ANTEC Corporation approved the Management Incentive Plan and the performance goals that it contains. Pursuant to Section 162(m) of the Internal Revenue Code, those goals must be reapproved every five years. Executive officers and executives who report to the Chief Executive Officer are eligible to receive awards pursuant to the Management Incentive Plan. A copy of the Management Incentive Plan is attached to this proxy statement as Appendix C.
      In granting awards under the Management Incentive Plan, the Compensation Committee assigns a target expressed as a percentage of salary for the period selected by the Committee. The targets may be as high as 200% and as low as 20% of salary. At least 51% of the target must be dependent on the achievement of one or more of the following financial objectives (i) operating, pretax, or net earnings of the Company, a subsidiary, a business unit thereof, or another entity where there is a significant investment by the Company and opportunity to influence the performance of that entity; (ii) earnings per share of the Company; (iii) cash flow of any of these entities; (iv) return on capital, tangible or total, employed by any of these entities as measured by any of these earnings; (v) achievement of specified revenues or proceeds from specified activities, in or out of the ordinary course of business; or (vi) other similar financial objectives that the Committee determines to be in the interest of the Company. Up to 49% of the target of a participant may be dependent on the subjective determination of the Committee (or in the case of participants other than the Chief Executive Officer and the Chairman, of an executive officer) of the achievement of qualitative goals. The actual awards may range from zero to 200% of the assigned targets depending on the achievement of the objectives established by the Committee (or in the case of qualitative goals of participants, other than the Chief Executive Officer or the Chairman, by an executive officer) during the first quarter of the period. An award that is not based upon the goals described in Items (i) through (iv) above or is not approved by the Compensation Committee would not qualify as “performance-based” for purposes of Section 162(m) of the Internal Revenue Code.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE
PERFORMANCE GOALS UNDER THE MANAGEMENT INCENTIVE PLAN.
APPROVAL OF THE RETENTION OF ERNST & YOUNG LLP
AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee of the Board of Directors has appointed the firm of Ernst & Young LLP to serve as the independent registered public accounting firm of Arris Group, Inc. for the fiscal year ending December 31, 2006, subject to stockholder approval. This firm has audited the accounts of the Company since 1993. If stockholders do not approve this appointment, the Committee will consider other independent registered public accounting firms. One or more members of Ernst & Young LLP are expected to be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE RETENTION
OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF MANAGEMENT
      The following table sets forth, as of April 7, 2006, certain information with respect to the Common Stock of the Company that may be deemed beneficially owned by each director or nominee for director of the Company, the officers named in the Summary Compensation Table and by all directors, officers and nominees as a group.

	Shares	Shares That	Total Shares —
	Beneficially	May Be Acquired	Percentage of
Name of Beneficial Owner(1)	Owned(2)	Within 60 Days	Class if> 1%(3)

Alex B. Best	19,150	1,450	20,600	*
Harry L. Bosco	19,450	1,450	20,900	*
J. A. Ian Craig	39,150	11,450	50,600	*
Matthew B. Kearney	19,150	1,450	20,600	*
William H. Lambert	37,400	11,450	48,850	*
John R. Petty	38,750	18,950	57,700	*
Robert J. Stanzione	90,226	1,463,853	1,554,079	1.5%
Lawrence A. Margolis	69,789	390,988	460,777	*
James D. Lakin	54,738	190,288	245,026	*
David B. Potts	48,786	195,258	244,044	*
Ron Coppock	13,630	175,865	189,495	*
All directors, nominees and executive officers as a group including the above named persons	498,717	2,933,875	3,432,592	3.2%

*	Percentage of shares beneficially owned does not exceed one percent of the class.

(1)	Unless otherwise indicated, each person has sole investment power and sole voting power with respect to the securities beneficially owned by such person.

(2)	Includes 133,550 stock units awarded to directors that convert on a one-for-one basis into shares of Common Stock at a time predetermined at the time of issuance.

(3)	The shares underlying all currently exercisable options and options that may be exercised within 60 days are deemed to be beneficially owned by the person or persons for whom the calculation is being made and are deemed to have been exercised for the purpose of calculating this percentage.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s Common Stock and other equity securities. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company or filed with the SEC and written representations that no other reports were required, for the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its directors, executive officers and greater-than-ten-percent beneficial owners were properly filed, with the exception of one late report for a single Section 16(a) reporting transaction for James D. Lakin.
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
      To the Company’s knowledge, no person is the beneficial owner of more than 5% of the outstanding shares of Common Stock.

EQUITY COMPENSATION PLAN INFORMATION
      The following table sets forth information concerning Common Stock that may be issued upon exercise of options, warrants and rights under all equity compensation plans as of December 31, 2005:

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to be	Weighted-Average	Equity Compensation
	Issued Upon Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights(1)	1st Column)(2)

Equity compensation plans approved by security holders	9,954,258	$9.10	5,972,322
Equity compensation plans not approved by security holders	—	—	—

Total	9,954,258	$9.10	5,972,322

(1)	The weighted-average exercise price is calculated on the outstanding options and does not include restricted stock or rights with no exercise price.

(2)	Includes securities available for future issuance under ARRIS’ 2004 Stock Incentive Plan (4,509,770), 2002 Stock Incentive Plan (70,471), 2001 Stock Incentive Plan (707,960), and 2001 Employee Stock Purchase Plan (684,121).
BOARD AND COMMITTEE MATTERS
COMPENSATION OF DIRECTORS
      The following tables set forth information about the compensation paid to the non-employee Board of Directors and Committee Members for the last fiscal year.

	As of July 1, 2004	As of July 1, 2005	Paid in 2005

Annual Retainer — non-employee Board of Directors
Cash	$23,000	$30,000	$26,500
Stock Units(1)	23,000	50,000	36,500

Total Retainer	$46,000	$80,000	$63,000
Annual Retainer — Committees
Audit Committee Chair	$10,000	$10,000	$10,000
Audit Committee Member	2,500	5,000	3,750
Compensation Committee Chair	2,500	7,500	5,000
Nominating Committee Chair	2,500	5,000	3,750

	As of July 1, 2004	As of July 1, 2005

Meeting Fees — non-employee Board of Directors
Board Meeting in person	$2,000	$2,000
Board Meeting by phone	1,000	2,000
Board Meeting scheduled in person but member elects participation via teleconference	500	1,000
Meeting Fees — Committees
Committee Meeting in person	1,000	1,000
Committee Meeting by phone	500	1,000
Committee Meeting scheduled in person but member elects participation via teleconference	500	500

(1)	This dollar amount represents the value of the underlying shares on the date of grant.
COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE
      The Board of Directors has Compensation, Audit, and Nominating Committees. Each member of the Compensation, Audit, and Nominating Committees is “independent” as defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards and as may be required by the relevant committees’ charters.
      The Board of Directors held six meetings in 2005. During 2005, each of the directors attended 75% or more of the total of all meetings held by the Board and the committees on which the director served.
      The Company has not adopted a formal policy on Board members’ attendance at annual meetings of stockholders; however, all directors are encouraged to attend the meetings. All of the Company’s seven directors attended the 2005 annual meeting of stockholders on May 25, 2005.
     Audit Committee
      The Audit Committee in 2005 consisted of Messrs. Petty (Chairperson), Bosco, Craig, and Kearney. Information regarding the functions performed by the Committee is set forth in the “Report of the Audit Committee,” included in this proxy statement. The Audit Committee is governed by a written charter approved by the Board of Directors on December 12, 2003, which is available on the Company’s website at www.arrisi.com. The Board of Directors believes that each of its Audit Committee members is financially literate as defined by the current listing standards of the NASD. The Board has identified John Petty and Matthew Kearney as audit committee financial experts, as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.
     Compensation Committee
      The Compensation Committee in 2005 consisted of Messrs. Lambert (Chairperson), Best and Craig. No member of the Compensation Committee is currently or has served as an executive officer or employee of the Company. The Compensation Committee is governed by a written charter, which is available on the Company’s website at www.arrisi.com. The Compensation Committee generally exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation, benefit plans and stock grants, except as relates to the Chairman and CEO, in which case the entire Board of Directors determines all said compensation matters. The Compensation Committee held six meetings in 2005.

Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee in 2005 consisted of Messrs. Bosco (Chairperson), Best, Lambert, and Petty. The Nominating and Corporate Governance Committee’s operations are governed by a written charter, which is available on the Company’s website at www.arrisi.com. The charter provides, among other things, that (i) the Committee consist of members who are “independent” in accordance with the definitions of “independence” adopted by the NASD; and (ii) the Committee identify individuals qualified to become directors and recommend candidates to the Board of Directors. The Nominating and Corporate Governance Committee held one meeting in 2005.
      With respect to the Committee’s evaluation of director nominee candidates, the Committee has no formal requirements or minimum standards for the individuals that it nominates. Rather, the Committee considers each candidate on his or her own merits. However, in evaluating candidates, there are a number of criteria that the Committee generally views as relevant and is likely to consider. Some of these factors include the candidate’s:

•	career experience, particularly experience that is germane to the Company’s business, such as telecommunications products and services, legal, human resources, finance, marketing, and regulatory experience;

•	whether the candidate is an “audit committee financial expert” (as defined by the SEC);

•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

•	contribution to diversity of the Board of Directors;

•	integrity and reputation;

•	ability to work collegially with others;

•	whether the candidate is independent;

•	other obligations and time commitments and the ability to attend meetings in person; and

•	current membership on the Board — the Board values continuity (but not entrenchment).
      The Committee does not assign a particular weight to the individual factors. Similarly, the Committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the Committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing Board members, will provide stockholders with a diverse and experienced Board of Directors.
      With respect to the identification of nominee candidates, the Committee has not developed a formalized process. Instead, its members and the Company’s senior management generally recommend candidates whom they are aware of personally or by reputation. The Company historically has not utilized a recruiting firm to assist in the process but could do so in the future.
      The Committee welcomes recommendations from stockholders. The Committee evaluates a candidate for director who was recommended by a stockholder in the same manner that the Committee evaluates a candidate recommended by other means. In order to make a recommendation, the Committee asks that a stockholder send the Committee:

•	a resume for the candidate detailing the candidate’s work experience and credentials;

•	written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Policy on Business Ethics and Conduct and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Policy or required a waiver, (4) is, or is not, “independent” as that term is defined in the Committee’s charter, and (5) has no plans to change or influence the control of the Company;

•	the name of the recommending stockholder as it appears in the Company’s books, the number of shares of Common Stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);

•	personal and professional references, including contact information; and

•	any other information relating to the candidate required to be disclosed in a proxy statement for election of directors under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”).
      This information should be sent to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Arris Group, Inc., 3871 Lakefield Drive, Suwanee, GA 30024, who will forward it to the chairperson of the Committee. The Committee does not necessarily respond to recommendations. The nomination must be accompanied by the name and address of the nominating stockholder and must state the number and class of shares held. It must include information regarding each nominee that would be required to be included in a proxy statement. For potential nominees to be considered at the 2007 annual stockholders’ meeting, the Corporate Secretary must receive this information by December 15, 2006.
      In addition to the procedures described above for recommending prospective nominees for consideration by the Committee, stockholders may directly nominate directors for consideration at any annual meeting of stockholders.
      Each of the nominees for election as a director at the Annual Meeting was nominated by the Board of Directors. Each of the nominees currently is a director.
Communication with the Board
      Mr. Petty is the lead independent director and presides over meetings of the independent directors. Stockholders may communicate with the Board of Directors, including the lead independent director, by sending a letter to the ARRIS Group, Inc. Board of Directors, c/o Corporate Secretary, ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, GA 30024. The Corporate Secretary will submit the correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.
REPORT OF AUDIT COMMITTEE
      Pursuant to its written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we do not represent ourselves to be, or to serve as, accountants or auditors by profession. Therefore, we have relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and on the representations of the independent registered public accounting firm included in their report on the Company’s consolidated financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles, that the audit of our Company’s consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that our Company’s independent registered public accounting firm is in fact independent.
      Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling our oversight responsibilities, we reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the disclosures in the financial statements.

      We reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability of the Company’s accounting principles required by Statement on Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90, and such other matters as are required to be discussed with the Committee under the standards of the Public Company Accounting Oversight Board (United States). In addition, we discussed with the independent registered public accounting firm their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and considered the compatibility of nonaudit services provided by the independent registered public accounting firm to the Company with their independence.
      We discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. We met with the internal auditors and the independent registered public accounting firm, with and, as deemed advisable, without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. We reviewed proposed interim financial statements with management and the independent registered public accounting firm. We oversaw the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
      In 2005, we had 16 meetings. In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors (and the Board of Directors has accepted that recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission. In addition, we have selected the Company’s independent registered public accounting firm.
      The Company maintains a corporate governance hotline system in which employees may directly contact the members of the Audit Committee concerning potential failures to meet corporate standards of conduct, including questionable accounting or auditing matters. These calls are completely confidential and anonymous.
John R. Petty, Audit Committee Chairman
Harry L. Bosco, Audit Committee Member
John A. Craig, Audit Committee Member
Matthew B. Kearney, Audit Committee Member

EXECUTIVE COMPENSATION
      The following tables set forth information about the compensation paid to the Company’s Chief Executive Officer and the four most highly compensated Company executive officers for the last fiscal year.
Summary Compensation Table

				Long Term Compensation Awards

		Annual Compensation		Restricted	Securities
Name and				Stock	Underlying	LTIP	All Other
Principal Position	Year	Salary($)	Bonus($)	Awards($)(2)(3)	Awards(#)	Payouts($)	Compensation($)(1)

Robert J. Stanzione	2005	600,000	1,200,000	664,299	106,182	—	6,398
Chief Executive Officer	2004	585,000	600,000	—	220,000	—	4,898
	2003	585,000	—	—	375,000	—	45,488
Lawrence A. Margolis	2005	346,750	418,800	233,511	37,325	—	4,700
Executive Vice President	2004	331,500	204,000	—	100,000	—	1,200
of Strategic Planning,	2003	331,500	—	—	170,000	—	19,081
Administration, and Chief
Counsel
James D. Lakin	2005	289,923	234,400	233,511	37,325	—	5,597
President, Broadband	2004	273,675	150,000	—	100,000	—	1,961
	2003	273,675	—	—	160,000	—	15,800
David B. Potts	2005	289,750	219,750	233,511	37,325	—	5,588
Executive Vice President,	2004	260,071	174,500	—	100,000	—	1,706
Chief Financial Officer,	2003	246,461	—	—	150,000	78,200	13,829
Chief Information Officer
Ronald M. Coppock	2005	248,250	200,800	209,352	33,463	—	1,200
President, Worldwide Sales	2004	231,300	154,500	—	90,000	—	1,200
	2003	210,600	—	—	120,000	—	13,162

(1)	Represents contributions by the Company to a supplemental savings plan and a life insurance plan.

(2)	The restricted shares vest in equal thirds annually commencing with the first anniversary of the grant. All of the restricted shares remained outstanding and unvested at year end and represent all of the unvested restricted shares of the named individuals. The number of shares granted during 2005 and remaining unvested at year end which correspond to the values set forth in the table are 103,152 shares for Mr. Stanzione, 36,260 shares each for Mr. Margolis, Mr. Lakin and Mr. Potts, and 32,508 shares for Mr. Coppock.

(3)	The restricted shares are performance-based and were subject to reduction to zero based upon the 2005 achievement of annual revenue at or above predetermined varying goals. During 2005, the Company’s revenues were $680.4 million, a 39% improvement over the previous year. This level of revenue exceeded the relevant performance goals and allowed the restricted shares to “earn out” at the maximum levels shown above without reduction. The maximum level achieved was 150% of the target level of shares.
Option Grants in Last Fiscal Year

						Potential Realizable
	Individual Grants					Value at Assumed
						Annual Rates of
	Number of		% of Total			Stock Price
	Securities		Options			Appreciation
	Underlying		Granted to	Exercise or		for Option Term(2)
	Options		Employees in	Base Price	Date Of
Name	Granted(#)		Fiscal Year	($/sh)	Expiration	5%($)	10%($)

Robert J. Stanzione	106,182	(1)	10.2%	$6.44	4/18/2012	$281,368	$652,883
Lawrence A. Margolis	37,325	(1)	3.6%	$6.44	4/18/2012	98,906	229,501
James D. Lakin	37,325	(1)	3.6%	$6.44	4/18/2012	98,906	229,501
David B. Potts	37,325	(1)	3.6%	$6.44	4/18/2012	98,906	229,501
Ronald M. Coppock	33,463	(1)	3.2%	$6.44	4/18/2012	88,673	205,754

(1)	The options vest in fourths beginning on the anniversary of the date of grant.

(2)	The potential realizable value is calculated based on the term of the option at its time of grant, which is seven years, assuming the fair market price of the Common Stock on the date of grant (the average of the high and low on the date of grant) appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are for presentation purposes only and are not predictions of future stock prices.
Aggregated Option Exercises in Last Fiscal Year
And Fiscal Year-End Option Value

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
	Shares Acquired	Value	Options at FY-End(#)	Options at FY-End($)
	on Exercise(#)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Robert J. Stanzione	443,333	2,751,110	1,455,015/417,834	$1,446,524/$1,640,235
Lawrence A. Margolis	146,000	1,194,568	408,740/177,585	$908,174/$709,417
James D. Lakin	170,000	1,007,906	184,290/168,035	$156,121/$685,256
David B. Potts	156,663	918,451	142,177/163,485	$127,100/$668,095
Ronald M. Coppock	131,101	819,922	116,667/143,057	$102,800/$579,170

(1)	The value of the unexercised options was calculated using the difference between the option exercise price and the fiscal year-end fair market value (the average of the high and the low stock price on December 30, 2005) of $9.52 per share, multiplied by the number of shares underlying the option.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
      To assure the continued services of its key officers, the Company has entered into employment agreements with certain executive officers, including Messrs. Stanzione, Margolis, Lakin, and Potts. The salaries and bonus opportunities specified in these agreements (see “Employment Contracts and Termination of Employment and Change-In-Control Arrangements,”) were initially determined after reviewing publicly available information on the compensation practices of manufacturers of sophisticated electronic products. (No attempt was made to limit these companies to the companies in the published industry index used in the “Performance Graph.”) However, because of the differences in size and business between these companies and ARRIS, the salaries and bonus opportunities specified in the employment agreements were subjectively determined by the Committee to be within the Committee’s goal of salaries within the median of the range paid by others for comparable positions and bonus opportunities within the high end of the range provided by others for comparable positions. Prior to July 1, 2004, salaries for all executive officers had been frozen since their last salary adjustment in mid-2001, and in July 2003, all executive officers took a 5% reduction in their salaries. As of July 1, 2004, salaries for all executive officers were reinstated at the levels following the mid-2001 salary adjustment; however, two executive officers received additional salary increases as a result of changes in their respective job titles and their related increased responsibilities. In April 2005 executive base salaries were increased in varying amounts from 3% to 5% with the exception of Mr. Stanzione whose salary remained unchanged.
      Annual bonus targets are set as a percentage of base salary compensation. In 2005, this percentage was 100% for Mr. Stanzione, and 50% to 60% for the other named officers. Actual bonuses can range from zero to 150% (200% for Messrs. Stanzione and Margolis) of target, dependent upon the achievement of performance goals set at the beginning of the year. No bonuses were paid with respect to the calendar year 2003. Bonuses were paid, as shown in the compensation table, with respect to the calendar years 2004 and 2005. The bonus plans for 2004 and 2005 were based upon the achievement of defined earnings target levels in each respective year excluding certain items (a non GAAP measure). In 2005, net income was $51 million or $0.52 per diluted share, as compared to a net loss of ($28.4) million or ($0.33) per diluted share in 2004. Correspondingly, the net income excluding certain highlighted items (a non-GAAP measure) was approximately $63.2 million or $0.64 per diluted share in 2005, as compared to approximately $14.5 million or $0.17 per diluted share in 2004. This performance was well in excess of the performance goal for the maximum bonus payouts with respect to 2005. In calculating bonus targets for 2004 and 2005, the Company established earnings targets after making adjustments for certain items (a non-GAAP measure) because of their nature. A reconciliation of our GAAP to our non-GAAP earnings per share can be found on our website. In addition to the improvement in earnings, revenues were up approximately 39% year over year, the Company’s cash, cash equivalents, and short term investments position at the end of the year was $130 million (up $26 million), and the year ended with substantial backlog and a book-to-bill ratio of 1.13 for 2005. In light of these substantial financial improvements and performance achieved under the bonus plans, the Committee believes the bonuses were earned and properly paid.
      The Compensation Committee reviewed Mr. Stanzione’s compensation in March 2005. The Committee concluded, as it had in prior years, that the basic compensation and benefit structure provided for in Mr. Stanzione’s employment agreement remained appropriate. As discussed in the Summary Compensation Table, Mr. Stanzione’s bonus target is provided for in his employment agreement, and the performance goals for his bonus target were the same as for the other members of the Company’s executive management team. During 2005 Mr. Stanzione was granted options to purchase 106,182 shares of common stock with an exercise price equal to the fair market value of the stock on the date of grant and 103,152 shares of restricted performance based stock. These shares were subject to reduction to zero depending on the achievement of revenue goals in 2005. As indicated in the Summary Compensation Table, revenue achieved exceeded performance goals and allowed the restricted shares to “earn out” at 150% of the target number of shares. This compares to a 2004 grant of options to purchase 220,000 shares of stock and no shares of performance based restricted stock. The Committee chose the number of options and shares of restricted stock that it granted based upon the advice of its independent compensation consultants and its objective to align Mr. Stanzione’s compensation with the performance of the Company
      The Compensation Committee has the authority to and does regularly retain outside consultants to assist in its analysis of the Company’s compensation policies and actions.
      The components of executive officer compensation related to the performance of the Company are the portions of the annual bonus awards based on financial performance and the ultimate value of long-term incentive awards as determined by the stock market.
      It is the policy of the Company to structure its compensation in a manner which will avoid the limitations imposed by the Omnibus Budget Reconciliation Act of 1993 on the deductibility of executive compensation under Section 162 (m) of the Internal Revenue Code to the extent it can reasonably do so consistent with its goal of retaining and motivating its executives in a cost effective manner.
William H. Lambert, Compensation Committee Chairman
Alex B. Best, Compensation Committee Member
John A. Craig, Compensation Committee Member
Pension Plan

	Years of Service

Remuneration	10	15	20	25	30	35

$200,000	$390	$585	$780	$975	$1,170	$1,170
$250,000	$6,890	$10,335	$13,780	$17,225	$20,670	$20,670
$300,000	$13,390	$20,085	$26,780	$33,475	$40,170	$40,170
$350,000	$19,890	$29,835	$39,780	$49,725	$59,670	$59,670
$400,000	$26,390	$39,585	$52,780	$65,975	$79,170	$79,170
$450,000	$32,890	$49,335	$65,780	$82,225	$98,670	$98,670
$500,000	$39,390	$59,085	$78,780	$98,475	$118,170	$118,170
$550,000	$45,890	$68,835	$91,780	$114,725	$137,670	$137,670
$600,000	$52,390	$78,585	$104,780	$130,975	$157,170	$157,170
$650,000	$58,890	$88,335	$117,780	$147,225	$176,670	$176,670
$700,000	$65,390	$98,085	$130,780	$163,475	$196,170	$196,170
$750,000	$71,890	$107,835	$143,780	$179,725	$215,670	$215,670
      The amounts in the table above illustrate annual straight-line annuity amounts (which are not reduced for Social Security benefits) which would be payable upon retirement at age 65 in 2005 under the Company’s unfunded supplementary defined benefit pension plan. The benefits are determined by the average of the five highest consecutive years of salary and bonus during an employee’s last ten years of service. Bonus is attributable to the year in which it is paid not the year for which it is accrued. Thus, the covered remuneration for 2005 was the salary for 2005 and the bonus accrued for 2004 in the “Summary Compensation Table.” In 1999, the Company adopted changes in its retirement plans that enabled participants to elect to freeze their benefits in the previous funded pension plan as of December 31, 1999, in exchange for better matching contributions in the future by the Company under its 401(k) savings plan and supplemental savings plan; however, the Company suspended 401(k) and deferred compensation matching contributions in 2003. In 2004 and 2005, the Company reinstated a partial matching contribution to the 401(k) savings plan. The defined benefit plan was frozen for all participants in 2003. Messrs. Stanzione, Margolis, and Coppock elected to freeze their benefits in the funded pension plan and upon retirement at age sixty-five would be entitled to an annual benefit of $8,013, $36,242, and $6,327, respectively. As of December 31, 2005, Messrs. Stanzione, Margolis, Lakin, Potts and Coppock have approximately 30 (actual service tripled pursuant to employment agreement), 23, 9, 10 and 9 years of service, respectively. Messrs. Stanzione, Margolis, Lakin, Potts and Coppock, continue to participate in the Company’s unfunded supplementary pension plan that provides benefits based on the remuneration that is in excess of the remuneration that the federal tax rules permit to be considered in determining benefits under the funded pension plan, which was $210,000 in 2005. For a discussion of additional retirement agreements with Mr. Stanzione, see “Employment Contracts and Termination of Employment and Change in Control Arrangements.”
EMPLOYMENT CONTRACTS AND TERMINATION OF
EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
      Employment contracts. The Company has entered into employment agreements with Messrs. Stanzione, Margolis, Lakin, and Potts. The employment agreements obligate these officers to continue to serve the Company and for the Company to continue to employ these officers until the employment agreements are terminated by the required prior notice or for cause or good reason as defined in the employment agreements or until the employment agreements expire in the case of Messrs. Stanzione and Margolis when they reach the ages of 62 and 65 respectively, and in the case of Messrs. Lakin and Potts in 2006. The employment agreements provide for minimum salaries equal to current salaries (and for minimum annual increases for Messrs. Stanzione and Margolis, which, in the case of both individuals, were waived in 2002, 2003, and 2004, and also waived in 2005 for Mr. Stanzione) and for the Company to determine annual bonus opportunities targeted at 100% of salary for Mr. Stanzione, and 50% or 60% of salary for the other officers.
      Termination of employment. If the employment agreements are terminated without cause by the Company or with good reason by the executive, the employment agreements provide for the vesting of options to purchase shares of Common Stock and for the continuation of employment benefits (including salaries and bonuses) for three years in the case of Mr. Stanzione, two years in the case of Mr. Margolis, and one year in the case of Messrs. Lakin, and Potts. The employment agreements prohibit each officer from working for a competitor while receiving these benefits from the Company. Mr. Stanzione has agreed to serve as a consultant to the Company during the period he is receiving these benefits.
      Change of control. Good reason for termination of the employment agreement includes in the case of Messrs. Margolis, Lakin, and Potts, a change of control, and in addition in the case of Mr. Stanzione, no longer being a chief executive of a significant public company or otherwise having his position materially diminished after a change of control. A change of control occurs, subject to certain exceptions, if any person becomes, directly or indirectly, the beneficial owner of securities representing more than 25% to 30% of the combined voting power of the Company’s then outstanding voting securities, or if substantially all the Company’s assets are sold or a comparable transaction occurs, or if certain changes in composition of the Company’s Board of Directors occurs.
      Special retirement provisions. The Company has agreed to establish a supplemental retirement plan for Mr. Stanzione that, together with the Company’s other pension plans will provide Mr. Stanzione at age 62 a monthly single life annuity of approximately 50% of his final average compensation. His final average compensation is defined as one-twelfth of his then annual salary plus one-twelfth of his then typical annual bonus. His then typical annual bonus shall be the annual average of the three highest full year bonuses for the five full years (or such lesser number of years) after 2001. If Mr. Stanzione terminates his employment prior to age 62 because of a change of control, he is guaranteed that his total pension benefits from the Company will not be less than $33,333 a month.

STOCK PERFORMANCE GRAPH
      Below is a graph comparing total stockholder return on the Company’s stock from December 31, 2000 through December 31, 2005, with the Standard & Poor’s 500 and the Index of NASDAQ U.S. Stocks of entities in the industry of electronics and electrical equipment and components, exclusive of computer equipment, (SIC 3600-3699), prepared by the Research Data Group, Inc.. The stock performance graph assumes the investment of $100 on December 31, 2000 and reinvestment of all dividends.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG ARRIS GROUP INC., THE S&P 500 INDEX
AND A PEER GROUP

			Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05

ARRIS GROUP, INC	100.00	123.45	45.15	91.57	89.04	119.78

S&P 500	100.00	88.12	68.64	88.33	97.94	102.75

Peer Group	100.00	74.08	36.82	66.90	63.39	66.13

      Notwithstanding anything to the contrary set forth in any other of the Company’s filings under the Securities Act of 1933, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report on Executive Compensation, the Audit Committee Report and the Performance Graph presented above shall not be incorporated by reference into any such filings.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2006. Ernst & Young LLP also acted in such capacity during the fiscal year ended December 31, 2005. Representatives of Ernst & Young LLP, who are expected to be present at the meeting, will be given an opportunity to make a statement if they so desire and to respond to appropriate questions asked by stockholders. The fees billed by Ernst & Young LLP for the last two Company fiscal years were as follows:
Audit Fees
      Fees for audit services totaled $3,100,000 and $2,628,000 in 2005 and 2004, respectively, and include fees associated with the annual audits, the Sarbanes-Oxley Section 404 attestation, the reviews of the Company’s quarterly reports on Form 10-Q, other SEC filings, and audit consultations.
Audit-Related Fees
      Fees for audit-related services totaled $149,000 and $58,000 in 2005 and 2004, respectively. Audit-related services include due diligence in connection with acquisitions, consultation on accounting and internal control matters, audits in connection with benefit plans, and audits in connection with consummated acquisitions.
Tax Fees
      Fees for tax services including tax compliance, tax advice and tax planning totaled $77,000 and $134,000 in 2005 and 2004, respectively.
All Other Fees
      Fees for all other services not included above were $0 for both 2005 and 2004.
Audit Committee Pre-Approval Policy
      The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other permissible non-audit services performed by the independent registered public accounting firm. Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services and fee amounts or ranges within each category. Either the independent registered public accounting firm or the Company’s Chief Financial Officer (or his designee) must submit to the Audit Committee requests for services to be provided by the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next meeting.
      The Audit Committee requires the Company’s Internal Audit Director to report to the Audit Committee on a periodic basis the results of the Internal Audit Director’s monitoring of the independent registered public accounting firm’s performance of all services to the Company and whether the performance of those services was in compliance with the Audit Committee’s pre-approval policy. Both the Internal Audit Director and management are required to report immediately to the Audit Committee any breaches by the independent registered public accounting firm of the policy.

STOCKHOLDER PROPOSALS
      Proposals of stockholders intended to be presented at the 2007 Annual Meeting of Stockholders must be received by the Company at its principal offices by December 15, 2006, in order to be considered for inclusion in the Company’s proxy statement and proxy relating to the 2007 Annual Meeting of Stockholders.
CONCLUSION
      The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Lawrence A. Margolis, Secretary
April 17, 2006

APPENDIX A
BROADBAND PARENT CORPORATION
(Now Known as ARRIS Group, Inc.)
2001 STOCK INCENTIVE PLAN
      1. PURPOSE AND EFFECTIVE DATE. Broadband Parent Corporation (the “Company”) has established this 2001 Stock Incentive Plan (the “Plan”) to facilitate the retention and continued motivation of key employees, consultants and directors and to align more closely their interests with those of the Company and its stockholders. The effective date of the Plan shall be the date it is approved by the stockholders of ANTEC Corporation at a special meeting at which the reorganization of ANTEC Corporation as a wholly owned subsidiary of the Company is also approved.
      2. ADMINISTRATION. The Plan shall be administered by the Board of Directors, or the Compensation Committee of the Company’s Board of Directors or such other Board committee as the Board may designate (the “Committee”). The Committee has the authority and responsibility for the interpretation, administration and application of the provisions of the Plan, and the Committee’s interpretations of the Plan, and all actions taken by it and determinations made by it shall be binding on all persons. No Board or Committee member shall be liable for any determination, decision or action made in good faith with respect to the Plan.
      3. SHARES SUBJECT TO PLAN. A total of 9,580,000 shares of Common Stock of the Company (“Shares”) may be issued pursuant to the Plan. The Shares may be authorized but unissued Shares or Shares reacquired by the Company and held in its treasury. Grants of incentive awards under the Plan will reduce the number of Shares available thereunder by the maximum number of Shares obtainable under such grants. If all or any portion of the Shares otherwise subject to any grant under the Plan are not delivered for any reason including, but not limited to, the cancellation, expiration or termination of any option right or unit, the settlement of any award in cash, the forfeiture of any restricted stock, or the repurchase of any Shares by the Company from a participant for the cost of the participant’s investment in the Shares, such number of Shares shall be available again for issuance under the Plan. The number of Shares covered by or specified in the Plan and the number of Shares and the purchase price for Shares under any outstanding awards, may be adjusted proportionately by the Committee for any increase or decrease in the number of issued Shares or any change in the value of the Shares resulting from a subdivision or consolidation of Shares, reorganization, recapitalization, spin-off, payment of stock dividends on the Shares, any other increase or decrease in the number of issued Shares made without receipt of consideration by the Company, or the payment of an extraordinary cash dividend.
      4. ELIGIBILITY. All key employees, active consultants and directors of the Company and its subsidiaries are eligible to be selected to receive a grant under the Plan by the Committee. The Committee may condition eligibility under the Plan or participation under the Plan, and any grant or exercise of an incentive award under the Plan on such conditions, limitations or restrictions as the Committee determines to be appropriate for any reason. No person may be granted in any period of two consecutive calendar years, awards covering more than 750,000 Shares.
      5. AWARDS. The Committee may grant awards under the Plan to eligible persons in the form of stock options (including incentive stock options within the meaning of section 422 of the Code), stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units and dividend equivalent rights, and reload options to purchase additional Shares if Shares are delivered in payment of any other options, and shall establish the number of Shares subject to each such grant and the terms thereof, including any adjustments for reorganizations and dividends, subject to the following:

(a) All awards granted under the Plan shall be evidenced by agreements in such form and containing such terms and conditions not inconsistent with the Plan as the Committee shall prescribe.

(b) The exercise price of any option or stock appreciation right shall not be less than the fair market value of a corresponding number of Shares as of the date of grant, except (i) options or stock appreciation

A-1

rights being granted to replace options or rights not initially granted by the Company or ANTEC Corporation may be granted with exercise prices that in the judgment of the Committee result in options or rights having comparable value to the options or rights being replaced, and (ii) up to 10% of the Shares may be granted pursuant to options or stock appreciation rights that have exercise prices of not less than 85% of the fair market value of a corresponding number of Shares as of the date of grant.

(c) No more than 25% of the Shares may be awarded in a form other than options or stock appreciation rights.

(d) No option may be repriced by amendment, substitution or cancellation and regrant, unless authorized by the stockholders. Adjustments pursuant to Section 3 above shall not be considered repricing.

      6. AMENDMENT OF THE PLAN. The Board of Directors or the Committee may from time to time suspend, terminate, revise or amend the Plan or the terms of any grant in any respect whatsoever, provided that, without the approval of the stockholders of the Company, no such revision or amendment may increase the number of Shares subject to the Plan, change the provisions of Section 5 above, or expand those eligible for grants under the Plan.

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APPENDIX B
ARRIS GROUP, INC.
2004 STOCK INCENTIVE PLAN
      1. PURPOSE AND EFFECTIVE DATE. ARRIS Group, Inc. (the “Company”) has established this 2004 Stock Incentive Plan (the “Plan”) to facilitate the retention and continued motivation of key employees, consultants and directors and to align more closely their interests with those of the Company and its stockholders. The effective date of the 2004 Incentive Plan shall be the date it is approved by the stockholders of the Company. This plan shall expire in its entirety ten (10) years from the date the plan is approved by stock holders (the “Effective Date”). This Plan will serve as the successor to the Company’s existing Stock Incentive Plans (the “Predecessor Plans”). All shares available for grant under the Predecessor Plans shall be cancelled on the Effective Date. Only those shares subject to outstanding stock awards under the Predecessor Plans that are forfeited, cancelled, or expire unexercised; shares tendered (either actually or through attestation) to pay the option exercise price of such outstanding awards; and shares withheld for the payment of withholding taxes associated with such outstanding awards return to the share reserve of the Predecessor Plan and shall be available again for issuance under the Predecessor Plan. All outstanding awards under the Predecessor Plans as of the Effective Date will remain outstanding awards under the applicable Predecessor Plan. Each such outstanding award will continue to be governed by the express terms and conditions of the agreements evidencing such award. No provision of this Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such awards under Predecessor Plans with respect to their acquisition of shares of the Company’s common stock (“Common Stock”) thereunder.
      2. ADMINISTRATION. The Plan shall be administered by the Board of Directors, or the Compensation Committee of the Company’s Board of Directors or such other Board committee as the Board may designate (the “Committee”). The Committee has the authority and responsibility for the interpretation, administration and application of the provisions of the 2004 Incentive Plan, and the Committee’s interpretations of the 2004 Incentive Plan, and all actions taken by it and determinations made by it shall be binding on all persons. No Board or Committee member shall be liable for any determination, decision or action made in good faith with respect to the 2004 Incentive Plan.
      3. SHARES SUBJECT TO PLAN. A total of 6,000,000 shares of Common Stock of the Company (“Shares”) may be issued pursuant to the 2004 Incentive Plan. The Shares may be authorized but unissued Shares or Shares reacquired by the Company and held in its treasury. Grants of incentive awards under the 2004 Incentive Plan will reduce the number of Shares available thereunder by the maximum number of Shares obtainable under such grants. If all or any portion of the Shares otherwise subject to any grant under the 2004 Incentive Plan are not delivered for any reason including, but not limited to, the cancellation, expiration or termination of any option right or unit, the settlement of any award in cash, the forfeiture of any restricted stock, or the repurchase of any Shares by the Company from a participant for the cost of the participant’s investment in the Shares, such number of Shares shall be available again for issuance under the 2004 Incentive Plan. Shares tendered (either actually or through attestation) to pay the option exercise price and shares withheld for the payment of withholding taxes return to the share reserve and shares issued in connection with awards that are assumed, converted or substituted pursuant to a merger or an acquisition do not reduce the share reserve. Shares subject to outstanding option grants under the Predecessor Plans that are forfeited, cancelled, or expire unexercised; shares tendered (either actually or through attestation) to pay the option exercise price of such outstanding awards; and shares withheld for the payment of withholding taxes associated with such outstanding awards return to the share reserve of the Predecessor Plan and shall be available again for issuance under the Predecessor Plan. The number of Shares covered by or specified in the 2004 Incentive Plan and the number of Shares and the purchase price for Shares under any outstanding awards, may be adjusted proportionately by the Committee for any increase or decrease in the number of issued Shares or any change in the value of the Shares resulting from a subdivision or consolidation of Shares, reorganization, recapitalization, spin-off, payment of stock dividends on the Shares, any other increase or decrease in the number of issued Shares made without receipt of consideration by the Company, or the payment of an extraordinary cash dividend.

B-1

      4. ELIGIBILITY. All key employees, active consultants and directors of the Company and its subsidiaries are eligible to be selected to receive a grant under the 2004 Incentive Plan by the Committee. The Committee may condition eligibility under the 2004 Incentive Plan or participation under the 2004 Incentive Plan, and any grant or exercise of an incentive award under the 2004 Incentive Plan on such conditions, limitations or restrictions as the Committee determines to be appropriate for any reason. No person may be granted in any period of two consecutive calendar years, awards covering more than 1,500,000 Shares. The maximum amount to be paid to any one person pursuant to performance units, in any calendar year, shall not exceed $2,000,000.
      5. AWARDS. The Committee may grant awards under the 2004 Incentive Plan to eligible persons in the form of stock options (including incentive stock options within the meaning of section 422 of the Code), stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units and dividend equivalent rights, and shall establish the number of Shares subject to each such grant and the terms thereof, including any adjustments for reorganizations and dividends, subject to the following:

(a) All awards granted under the 2004 Incentive Plan shall be evidenced by agreements in such form and containing such terms and conditions not inconsistent with the 2004 Incentive Plan as the Committee shall prescribe.

(b) The exercise price of any option or stock appreciation right shall not be less than the fair market value of a corresponding number of Shares as of the date of grant, except (i) options or stock appreciation rights being granted to replace options or rights not initially granted by the Company or its predecessors may be granted with exercise prices that in the judgment of the Committee result in options or rights having comparable value to the options or rights being replaced. The maximum term on options and stock appreciation rights shall not exceed ten (10) years.

(c) No more than 2,000,000 of the Shares may be awarded in a form other than options or stock appreciation rights. The aggregate number of Shares with respect to which incentive stock options may be issued under the Plan shall not exceed 4,000,000.

(d) No option may be repriced by amendment, substitution or cancellation and regrant, unless authorized by the stockholders. Adjustments pursuant to Section 3 above shall not be considered repricing.

(e) When issuing performance shares or units performance measures may include: revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); cash earnings (earnings before amortization of intangibles); operating income; pre- or after-tax income; earnings per share, net cash flow; net cash flow per share; net earnings; return on equity; return on total capital; return on sales, return on net assets employed, return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels. Performance criteria may be related to a specific customer or group of customers or geographic region. Performance goals may be measured solely on a corporate, subsidiary or division basis, or a combination thereof. Performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement may exclude any extraordinary nonrecurring items.

(f) All awards may be settled in cash, shares or deferred delivery.

(g) Shares granted from the plan may be used as form of payment for compensation, grants or rights earned or due under other Company plans or arrangements.
      6. AMENDMENT OF THE PLAN. The Board of Directors or the Committee may from time to time suspend, terminate, revise or amend the 2004 Incentive Plan or the terms of any grant in any respect whatsoever, provided that, without the approval of the stockholders of the Company, no such revision or amendment may increase the number of Shares subject to the 2004 Incentive Plan, change the provisions of Section 5 above, or expand those eligible for grants under the 2004 Incentive Plan.

B-2

APPENDIX C
BROADBAND PARENT CORPORATION
(Now Known as ARRIS Group, Inc.)
MANAGEMENT INCENTIVE PLAN
      1. PURPOSE AND EFFECTIVE DATE. Broadband Parent Corporation (the “Company”) has established this Management Incentive Plan (the “Plan”) to provide awards to the executives of the Company for the achievement of goals of the Company for a specified period. The effective date of the Plan shall be the date it is approved by the Stockholders of ANTEC Corporation at a special meeting at which the reorganization of ANTEC Corporation as a wholly owned subsidiary of the Company is also approved.
      2. ADMINISTRATION. The Plan shall be administered by the Board of Directors, or the Compensation Committee of the Company’s Board of Directors or such other Board committee as the Board may designate (the “Committee”). The Committee has the authority and responsibility for the interpretation, administration and application of the provisions of the Plan, and the Committee’s interpretations of the Plan, and all actions taken by it and determinations made by it shall be binding on all persons. No Board or Committee member shall be liable for any determination, decision or action made in good faith with respect to the Plan.
      3. AWARDS UNDER THE PLAN. The Committee shall assign a target expressed as a percentage of salary for the period selected by the Committee. The targets may be as high as 200% and as low as 20% of salary.
      At least 51% of the target shall be dependent on the achievement of financial objectives such as (i) operating, pretax, or net earnings of the Company, a subsidiary, a business unit thereof, or an other entity where there is a significant investment by the Company and opportunity to influence the performance of that entity; (ii) earnings per share of the Company; (iii) cash flow of any of these entities; (iv) return on capital, tangible or total, employed by any of these entities as measured by any of these earnings; (v) achievement of specified revenues or proceeds from specified activities, in or out of the ordinary course of business; or (vi) other similar financial objectives that the Committee determines to be in the interest of the Company. Up to 49% of the target of a participant may be dependent on the subjective determination of the Committee (or in the case of participants other than the Chief Executive Officer and the Chairman, of an executive officer) of the achievement of qualitative goals. In the case of John Egan, his target shall be dependent on goals that are in accordance with his employment agreement.
      The actual awards may range from zero to 200% of the assigned targets depending on the achievement of the objectives established by the Committee (or in the case of qualitative goals of participants, other than the Chief Executive Officer or the Chairman, by an executive officer) during the first quarter of the period.
      4. ELIGIBILITY. All executive officers of the Company and the other executives of the Company and its subsidiaries, who report directly to the Chief Executive Officer of the Company are eligible to be selected to receive an award under the Plan by the Committee. The Committee may condition eligibility under the Plan or participation under the Plan, and any award under the Plan on such conditions, limitations or restrictions as the Committee determines to be appropriate for any reason and consistent with the terms of the Plan. No person may be awarded, for any one year, more than $2,000,000, as this amount is adjusted for inflation in the Consumer Price Index after December 31, 2001.
      5. PAYMENT OF AWARDS. Amounts earned under the Plan shall be determined and be paid as soon as practical after the end of each year or if based on multiple years, the end of the last year of that period. The Committee, in establishing the targets and goals for a year, may determine that all or a portion of an award payable under the Plan to certain participants shall or may be paid in stock or phantom stock of the Company that may or may not be restricted. The computation of the amount of stock may be based on the average market price of the stock over a period, up to one year, selected by the Committee, or based on a percentage, not to be less than 75%, of the market price of the stock at the end of the year for which the award was earned or during a period during the last month of that year selected by the Committee.

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      6. AMENDMENT OF THE PLAN. The Committee may amend or terminate the Plan at any time, provided however, that in no event can the Committee, after the period for establishing the objectives for a year, adjust for that year any targets, objectives, or the percentage of target earned by levels of achievement of each objective in a manner that would increase the amount of compensation that would be payable under the Plan without such adjustment.

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☐	▼ DETACH PROXY CARD HERE ▼

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

1. Election of the following nominees as directors:

FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY	☐	*EXCEPTIONS	☐

Nominees:	Alex B. Best, Harry L. Bosco, John Anderson Craig, Matthew B. Kearney, William H. Lambert, John R. Petty, Robert J. Stanzione.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

			FOR	AGAINST	ABSTAIN

2. Approval of performance goals with respect to the 2001 Stock Incentive Plan.			☐	☐	☐

		FOR	AGAINST	ABSTAIN

3.	Approval of performance goals with respect to the 2004 Stock Incentive Plan.	☐	☐	☐

4.	Approval of performance goals with respect to the Management Incentive Plan.	☐	☐	☐

5.	Approval of the retention of Ernst & Young as independent registered public accounting firm.	☐	☐	☐

6.	In their discretion, such other matters as may properly come before the meeting or at any adjournments thereof.	☐	☐	☐

     SCAN LINE
NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Date Share Owner sign here	Co-Owner sign here

ARRIS GROUP, INC.
PROXY SOLICITED BY AND ON BEHALF OF
THE BOARD OF DIRECTORS
     The undersigned hereby appoints Robert J. Stanzione, Lawrence A. Margolis and David B. Potts, and each of them (with full power of substitution in each) proxies of the undersigned to vote at the annual meeting of ARRIS Group, Inc. to be held at 9:00 a.m., eastern time, May 24, 2006, at the Company’s corporate headquarters, 3871 Lakefield Drive, Suwanee, Georgia, and at any adjournments thereof, all of the shares of Common Stock of ARRIS Group, Inc. in the name of the undersigned on the record date.
     This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND IN FAVOR OF PROPOSALS 2, 3, 4 and 5 as set forth on the reverse side of this proxy.
(Continued and to be dated and signed on the reverse side.)

PLEASE CHECK BOX IF YOU INTEND TO BE PRESENT AT MEETING	☐
COMMENT/ADDRESS CHANGE Please mark this box if you have written a comment/address change	☐
ARRIS GROUP, INC.
P.O. BOX 11340
NEW YORK, N.Y. 10203-0340
COMMENTS / ADDRESS CHANGE:
PLEASE MARK COMMENT / ADDRESS BOX